Exhibit 10.1
FIRST AMENDMENT TO
MANAGEMENT AND OPERATIONAL SERVICES AGREEMENT
This First Amendment to Management and Operational Services Agreement (the “First Amendment”) is made and entered into as of the 3rd day of August, 2007, by and between Renewable Energy Group, Inc., a corporation organized and existing under the laws of the state of Delaware, with offices at Ralston, Iowa (“REG, Inc.”), and Iowa Renewable Energy, LLC, a limited liability company organized and existing under the laws of the state of Iowa, with offices at Washington, IA (“IRE”).
WHEREAS, REG, Inc., and IRE entered into that certain Management and Operational Services Agreement dated as of 25th day of August, 2006 (the “Agreement”), with respect to the management and operation of a biodiesel production facility being built for IRE in Washington, IA; and
WHEREAS, the parties have agreed to amend the Agreement as provided in this First Amendment.
NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, receipt of which is acknowledged, the parties agree as follows:
1.     Amendment. For 4 weeks from August 5, 2007, subparagraph 5.E. of the Agreement is deleted and the following new subparagraph 5.E. is substituted in its place:
E.	Product Sales, Payment.
(i)
Sales of Products will be made in REG, Inc.’s name. REG, Inc. shall take title to the Product when loaded for delivery FOB the Biodiesel Facility, unless otherwise agreed. REG, Inc. will carry Property in Transit insurance for all Product in shipment. If while Product is in transit a claim were to occur the proceeds from settlement would be due the title holder at the time of the loss event.

(ii)
REG, Inc. shall remit by electronic transfer to IRE by the close of business each Wednesday funds in an amount equal to the following: (a) the amount of Product sales made during Sunday through Saturday of the preceding week, less (b) a discount fee that reflects REG, Inc.’s cost of capital incurred as a result of making payment for such Product sales before collecting proceeds from ultimate customers, and less (c) any amounts then due from IRE to REG pursuant to this Agreement which REG elects to deduct. The amount of the discount fee under (b) above will be based on REG, Inc.’s working capital line of credit cost, or IRE’ s working capital line of credit cost (whichever is higher at the time of payment), plus a an additional fee of 75 basis points (annualized rate), and the expected average period of time elapsing between the time of payment by REG, Inc. and its collection of proceeds from ultimate customers for the respective preceding week’s sales.

After four weeks from August 5, 2007, this amended term reverts to subparagraph 5.E original language from the August 25, 2006 Agreement.
2.	Other Terms Unchanged. Except as expressly modified by this First Amendment, all terms and provisions of the Agreement shall remain in full force and effect.
3.
Miscellaneous. Capitalized terms not defined in the text of this First Amendment shall have the same meaning ascribed to them in the Agreement. This First Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and may be executed and delivered by facsimile signature, which shall be considered an original.

IN WITNESS WHEREOF, REG, Inc., and IRE have executed this First Amendment as of the date first shown above.

RENEWABLE ENERGY GROUP, INC.		IOWA RENEWABLE ENERGY, LLC

By:	/s/ Jeffrey Pattison	By:	/s/ Michael J. Bohannan

Name:	Jeffrey Pattison	Name:	Michael J. Bohannan

Its:	CFO	Its:	President